STOCK PURCHASE AGREEMENT

                                 I.  The Parties

   The Parties to this Agreement are:

   1.01 Oshkosh Truck Corporation, a Wisconsin corporation, located at 2307 Oregon Street, Oshkosh, Wisconsin ("Oshkosh").

   1.02      J. Peter Mosling, Jr., an adult resident of Pickett, Wisconsin
             ("Peter").

   1.03      Stephen P. Mosling, an adult resident of Oshkosh, Wisconsin
             ("Stephen").

                                II.  The Recitals

   2.01      The Date of this Agreement is the 26th day of April, 1996.

   2.02 Peter and Stephen, together, are the individual owners of a substantial majority of the issued and outstanding shares of Class A Common Stock of Oshkosh (such shares that Peter and Stephen own individually are collectively referred to as "Shares").

   2.03 The Parties desire to establish the circumstances, terms and conditions under which Oshkosh will acquire the Shares, to impose certain limitations upon the transferability of Shares by Peter and Stephen in the interim, and to provide ultimately for conversion of all issued and outstanding shares of Class A Common Stock of Oshkosh into shares of its Class B Common Stock.

   2.04 The number of issued and outstanding shares of Class A Common Stock on the Date of this Agreement are 409,503. Of these, Peter owns individually 119,813 shares, and Stephen owns individually 120,892 shares. Class A shares owned indirectly or beneficially by either of them through Cadence Company, a Wisconsin general partnership, are not intended to be subject to this Agreement. Class A shares owned by Stephen as Trustee for Melissa K. Mosling also are not intended to be subject to this Agreement.

   2.05 Previously, in connection with execution by Oshkosh of a Strategic Alliance Agreement with Freightliner Corporation on June 2, 1995, Peter and Stephen agreed to certain limitations upon the transferability of their Shares, and it is the intention of the Parties that this Agreement be effective independent from the effect of that agreement.

   2.06 The Class B Common Stock of Oshkosh is publicly traded on NASDAQ and registered with the Securities and Exchange Commission. The Class A Common Stock is not registered with the Securities and Exchange Commission and is publicly traded only on occasion.

                               III.  The Agreement

   3.01      The Recitals.  The Recitals are a part of this Agreement.

   3.02 Restrictions on Sale or Transfer by Peter and Stephen. Except as provided by this Agreement, and as limited by the agreement dated June 2, 1995, Peter and Stephen agree that they will not transfer, sell or otherwise dispose of any shares which either of them now or in the future may own directly in their own names.

             3.021 A pledge of Shares shall not be considered a transfer, sale or other disposition, but a levy upon or foreclosure of a pledge shall be deemed to be a sale or other disposition.

             3.022 Peter and Stephen each may transfer Shares to the other, or to trusts for the respective benefit of each or the other, including voting trusts in which at least one of them serves as trustee and, as such, or as otherwise provided by the trust, shall have the full and unrestricted authority, power and discretion to vote such Shares on all matters as to which the Shares may be voted.

             3.023 Peter and Stephen each may transfer Shares to trusts which are effective upon the death of the transferor, whether testamentary or otherwise, in which at least one of them serves as a trustee and, as such, or as otherwise provided by the trust, shall have the full and unrestricted authority, power and discretion to vote such Shares on all matters as to which the Shares may be voted.

             3.024 Peter and/or Stephen each may transfer Shares to R. Eugene Goodson pursuant to a certain letter agreement dated June 25, 1990.

             3.025 Transfers to a pledgee or Trustee, under this Section 3.02, or to Mr. Goodson shall be subject to all of the terms and conditions of this Agreement, and any further transfer of Shares by any such pledgee or Trustee or by Mr. Goodson, except to a permitted transferee under this Section shall be deemed a prohibited transfer, sale or other disposition of the Shares.

             3.026 Peter and Stephen each may exchange Shares for shares of Class B Common Stock of Oshkosh at any time(s) and in any amount. To the extent that they transfer Shares as permitted by this Section 3.02, their transferees also may exchange Shares for shares of Class B Common Stock. When exchanged, such shares of Class B Common Stock shall be free from the terms and conditions of this Agreement. Notwithstanding the foregoing, Peter and/or Stephen and/or any such transferee, will not exchange Shares if, following such exchange, the remaining Shares would not constitute a majority of the outstanding Class A Common Stock on a fully diluted basis unless the amendment contemplated by Section 3.03 has been effected.

   3.03 Covenant to Act to Amend the Articles of Incorporation of Oshkosh. Peter and Stephen each agree that in the event the Board of Directors of Oshkosh at any time proposes to its Shareholders that the Articles of Incorporation of Oshkosh be amended to provide a mechanism for mandatory conversion of issued and outstanding shares of Class A Common Stock so that Oshkosh will have only one issued and outstanding class of common stock, with such conversion to occur upon the earliest to occur of:

             3.031     The death of the survivor of Peter and Stephen;

             3.032 The legal incapacity of Peter and/or Stephen under circumstances in which neither of them has the legal capacity and capability to vote a majority of the issued and outstanding shares of Class A Common Stock of Oshkosh at that time, which incapacity thereafter continues for a period of time which includes the date of regularly-scheduled annual meeting of the shareholders of Oshkosh and two hundred seventy (270) days following such date; or

             3.033 The number of issued and outstanding shares of Class A Common Stock of Oshkosh beneficially owned by Peter and/or Stephen falls for any reason below 150,000 shares, or such higher number as may be agreed upon by the Parties;

             they will vote their Class A Common Stock shares in favor of such an amendment, and will cause any trustee or pledgee of Shares to vote in favor of such an amendment.

   3.04 Covenant to Act to Eliminate Class A Stock. Peter and Stephen each agree that in the event of the death of the survivor of them, or in the event that at an earlier time neither of them has the legal capacity and capability to vote a majority of the issued and outstanding shares of Class A Common Stock of Oshkosh, then they or their legal representatives and trustees, if any, promptly shall exert their best efforts to cause Oshkosh to do all things necessary to effect a prompt and orderly elimination, whether by conversion into shares of Class B Common Stock of Oshkosh or otherwise, of all issued and outstanding shares of Class A Common Stock of Oshkosh. They also agree that they and their legal representatives and trustees, if any, promptly shall take such actions, including the tender of Shares for shares of Class B Common Stock, as may be necessary to require the conversion of all issued and outstanding shares of Class A Common Stock of Oshkosh so that Oshkosh will have only one class of issued and outstanding common stock.

             3.041 Notwithstanding anything to the contrary provided by this Section or elsewhere by this Agreement, no action shall be required of Peter, Stephen or their legal representatives or trustees which would have the effect of eliminating Shares other than in the context of a simultaneous conversion of all other issued and outstanding shares of Class A Common Stock of Oshkosh.

             3.042 In the event of action by Oshkosh to amend its Articles of Incorporation as set forth in Section 3.03, Peter and Stephen each shall give Oshkosh an irrevocable notice of conversion of their Shares in a form sufficient to give effect to their covenants in this Section 3.04.

   3.05 Action by Oshkosh. In the absence of prior action by Oshkosh under Section 3.03, above, Oshkosh agrees that upon receipt of a request by Peter and Stephen, or their legal representatives or trustees, or in the event of the death of either of them by the survivor of them, or his legal representatives, to undertake the cancellation and elimination of the authorization of its shares of Class A Common Stock, it will act promptly to call a meeting of the necessary shareholders of Oshkosh at an appropriate time and place for the purposes of amending the Articles of Incorporation of Oshkosh in order to eliminate from the capital structure of Oshkosh the authorization of Class A Common Stock, and for such other actions as Oshkosh shall deem necessary or appropriate in order to redeem or otherwise cancel all then issued and outstanding shares of Class A Common Stock.

   3.06 Consideration. Oshkosh has determined that if Peter and Stephen were to cease to be owners of their Shares, and others were to become owners of a majority of the shares of Class A Common Stock, it would not be in the interests of the other shareholders of Oshkosh. In consideration of the agreements of Peter and Stephen set forth above, Oshkosh shall pay to each of them the sum of FIFTY THOUSAND DOLLARS ($50,000.00) upon execution of this Agreement.

   3.07 Stock Certificate Legend. Upon execution of this Agreement the certificates representing the Shares shall be surrendered to Oshkosh by Peter and Stephen for the purpose of placing on each such certificate a printed legend which is appropriate to disclose the substance of the restrictions on transferability and other covenants imposed by this Agreement on the Shares, after which the certificates promptly shall be returned to Peter and Stephen.

   3.08 Covenant Against Transfer. While this Agreement is in force and effect, Oshkosh shall not transfer Shares except in compliance with the provisions of this Agreement.

   3.09 Specific Enforcement. Upon the death of the survivor of Peter and Stephen or the earlier legal incapacity of Peter and/or Stephen under circumstances in which neither of them has the legal capacity and capability to vote a majority of the issued and outstanding shares of Class A Common Stock of Oshkosh, if his legal representative, including any trustee, guardian, conservator or holder of an appropriate durable power, shall fail for any reason within thirty (30) days of such event to request Oshkosh to take actions contemplated under Sections 3.03 and 3.04 of this Agreement, Oshkosh may specifically enforce this Agreement, including the court appointment of such a legal representative if there be none.

   3.10 Schedule 13D Filing. Peter and Stephen each shall file a Securities and Exchange Commission Schedule 13D within ten (10) days after execution of this Agreement.

   3.11 Binding Agreement. This Agreement shall bind the Parties, their legal representatives, heirs, successors and assigns.

        Executed by the Parties on the Date of this Agreement.

                                 OSHKOSH TRUCK CORPORATION:

                                 By: /s/ R. Eugene Goodson

                                 Attest: /s/ Connie S. Stellmacher


                                 /s/ J. Peter Mosling, Jr.
                                 J. Peter Mosling, Jr.


                                 /s/ Stephen P. Mosling
                                 Stephen P. Mosling

        R. Eugene Goodson hereby consents, to the extent necessary in connection with the agreement dated June 25, 1990, between himself, Peter and Stephen, to be bound by the terms and conditions of the foregoing Agreement.

        Dated:  April 26, 1996.


                                 /s/ R. Eugene Goodson
                                 R. Eugene Goodson